CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment on Form N-4 of The Variable Annuity Life Insurance Company Separate Account A (“Separate Account A”) of our report dated April 22, 2020, relating to the financial statements of Separate Account A, which appears in the Post-Effective Amendment No.19 to the registration statement on Form N-4 (File No. 333-201800). We also consent to the incorporation by reference in this registration statement of our report dated April 22, 2020, relating to the statutory basis financial statements of The Variable Annuity Life Insurance Company which appears in the Post-Effective Amendment No.19 to the registration statement on Form N-4 (File No. 333-201800). We also consent to the references to us under the headings “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

October 7, 2020